Exhibit 5.1

September 28, 2026

Adamas Trust, Inc.

90 Park Avenue

New York, New York 10016

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Adamas Trust, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of (i) shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), (ii) shares of preferred stock of the Company, $0.01 par value per share (the “Preferred Stock”), (iii) debt securities of the Company, which may be either senior or subordinated and may be issued in one or more series (collectively, the “Debt Securities”) and (iv) warrants to purchase Common Stock or Preferred Stock (the “Warrants” and, together with the Common Stock, the Preferred Stock and the Debt Securities, the “Offered Securities”), having an indeterminate aggregate maximum offering price. All capitalized terms that are not defined herein have the meanings assigned to them in the Registration Statement.

The Debt Securities will be issued pursuant to either (i) the indenture governing senior debt securities, dated January 23, 2017 (as supplemented, the “Senior Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee under the Senior Indenture, and filed with the Commission on January 23, 2017 or (ii) an indenture governing subordinated debt securities in the form filed as Exhibit 4.19 to the Registration Statement, between the Company and a trustee yet to be named (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”).

The Warrants will be evidenced by a warrant certificate and issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) between the Company and the warrant agent party thereto substantially in the form to be filed as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated into the Registration Statement by reference.

As counsel for the Company, in addition to participating in the preparation of the Registration Statement, we have examined the following documents:

(a)	the Registration Statement, including the exhibits filed under Item 16 of the Registration Statement;

(b)	the Articles of Amendment and Restatement of the Company (the “Charter”), as certified by (a) the Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on January 5, 2026 and (b) the Secretary of the Company on the date hereof;

(c)	the Fourth Amended and Restated Bylaws of the Company, as amended through the date hereof (the “Bylaws”), as certified by the Secretary of the Company on the date hereof;

(d)	resolutions of the Board of Directors of the Company (the “Board”) adopted by unanimous written consent on September 24, 2026 relating to, among other things, the preparation and filing of the Registration Statement and the due authorization of the Offered Securities, as certified by the Secretary of the Company on the date hereof;

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(e)	an executed copy of the certificate of the Chief Financial Officer and Secretary of the Company, dated the date hereof, as to certain factual matters; and

(f)	a certificate of the SDAT with respect to the good standing of the Company in the State of Maryland, dated as of a recent date (the “Maryland Certificate”).

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties thereto other than the Company and the validity and binding effect and, with the exception of the Indentures, enforceability thereof upon the Company, (vi) a prospectus supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby and (vii) the Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement. We have also assumed that at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indentures will be valid and legally binding obligations of the applicable trustees thereunder.

As to factual matters, we have relied upon representations included in certificates of officers of the Company and in certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under the laws of the State of Maryland, is in good standing with the SDAT and has the corporate power and authority to issue the Offered Securities.

2.	With respect to the Common Stock, (a) when the terms of the issuance and sale of the Common Stock have been duly established in conformity with the Charter and the Bylaws and (b) when the shares of Common Stock have been duly issued and sold as contemplated by the Registration Statement, the prospectus contained therein and any applicable prospectus supplement, and if all of the foregoing actions are taken in accordance with appropriate corporate authorization of the Company, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Company has received full payment therefor in accordance with such corporate authorization, then the shares of Common Stock will be validly issued, fully paid and non-assessable.

3.	With respect to the Preferred Stock, (a) when the terms of the particular class or series of Preferred Stock and of the issuance and sale of such shares of Preferred Stock have been duly established in conformity with the Charter and the Bylaws, (b) with respect to a particular class or series of Preferred Stock, when the related articles supplementary to the Charter establishing the relative powers, designations, preferences, rights, duties, limitations or restrictions of such Preferred Stock has been filed with and accepted for record by the SDAT prior to issuance, and (c) when shares of such class or series of Preferred Stock have been duly issued and sold as contemplated by the Registration Statement, the prospectus contained therein and any applicable prospectus supplement, and if all of the foregoing actions are taken in accordance with appropriate corporate authorization of the Company, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Company has received full payment therefor in accordance with such corporate authorization, then the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

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4.	With respect to the Debt Securities, when (a) the terms of any class or series of Debt Securities and of the issuance and sale of such Debt Securities have been duly established in conformity with the Charter and the Bylaws, (b) the applicable supplemental indenture to the Senior Indenture relating to senior Debt Securities or the applicable Subordinated Indenture relating to subordinated Debt Securities has been duly authorized and validly executed and delivered by the Company, (c) the terms of the Debt Securities and their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, if applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, if applicable, and (d) the Debt Securities have been duly authorized, executed, authenticated in accordance with the applicable Indenture and issued and sold as contemplated by the Registration Statement, the prospectus contained therein and the applicable prospectus supplement, and if (i) all the foregoing actions are taken pursuant to the authority granted by the Board, or a duly authorized committee thereof, and (ii) the Company has received full payment therefor in accordance with the authorization of the Board, or a duly authorized committee thereof, then the Debt Securities will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company under New York law in accordance with the terms of such Debt Securities, subject to the qualification that the enforceability of obligations of the Company thereunder may be limited or otherwise affected by (x) the effects of bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (y) general principles of equity, whether considered at law or in equity, and (z) an implied covenant of good faith and fair dealing.

5.	With respect to the Warrants, (a) when the terms of the particular class or series of Warrants and of the issuance and sale of such Warrants have been duly established in conformity with the Charter and the Bylaws, (b) when such Warrants have been duly issued and sold as contemplated by the Registration Statement, the prospectus contained therein and any applicable prospectus supplement, (c) when the applicable Warrant Agreement (including a form of certificate representing the Warrants) has been duly executed and delivered and (d) when the certificates representing such Warrants have been duly executed and delivered in accordance with the applicable Warrant Agreement, and if all of the foregoing actions are taken in accordance with appropriate corporate authorization of the Company, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Company has received full payment therefor in accordance with such corporate authorization, then such Warrants will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company under New York law in accordance with the terms of such Warrants and the terms of the applicable Warrant Agreement, except as the enforceability thereof may be limited or otherwise affected by (x) bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally, (y) general principles of equity, whether considered at law or in equity and (z) an implied covenant of good faith and fair dealing.

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In expressing the opinions above, we have assumed that (i) any Common Stock or Preferred Stock will not be issued in violation of Article 7 of the Charter or any comparable provision in the articles supplementary creating any class or series of Preferred Stock, as applicable, (ii) upon issuance, the total number of shares of Common Stock and Preferred Stock issued and outstanding will not exceed the total number of shares of Common Stock and Preferred Stock that the Company has authority to issue under the Charter, (iii) with respect to the Subordinated Indenture, the applicable trustee will have been qualified under the Trust Indenture Act of 1939, as amended, and a Statement of Eligibility of the Trustee on Form T-1 will have been properly filed with the Commission, (iv) each of the applicable Debt Securities issued pursuant to the Senior Indenture and the Subordinated Indenture will be governed by and construed in accordance with the laws of the State of New York and (v) each of the applicable Warrants and Warrant Agreements will have been duly executed and delivered and governed by and construed in accordance with the laws of the State of New York.

The opinion with respect to the incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Maryland Certificate.

We do not purport to express an opinion on any laws other than the laws of the States of Maryland and New York. We express no opinion as to the applicability or effect of any federal or state laws regarding fraudulent transfers or fraudulent conveyances.

This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the prospectus forming a part of the Registration Statement under the heading “Certain Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated in this letter. This letter speaks only as of its date and we do not undertake to advise you of any changes in the opinion expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Vinson & Elkins L.L.P.